Exhibit 4.54

Debt Transfer and Offset Agreement

This Agreement is executed on January 28, 2024 by and among:

(a)
The Creditor: Beijing Cheerbright Technologies Co., Ltd. (hereinafter referred to as “Cheerbright");
(b)
The Transferor: Lei Haiyun ("Lei Haiyun”), ID No.: ******;
(c)
The Transferee: Wang Youdong ("Wang Youdong”), ID No.: ******.

Whereas,

(1)
Cheerbright and Lei Haiyun executed a Loan Agreement dated February 19, 2021 (the “Loan Agreement”) in respect of the loan of RMB 5,000,000 provided by Cheerbright to Lei Haiyun;
(2)
Lei Haiyun intends to transfer to Wang Youdong, and Wang Youdong agrees to accept, all debts and all of its rights and obligations under the Loan Agreement as described in above (1);
(3)
The registered capital of Beijing Autohome Information Technology Co., Ltd. (hereinafter referred to as the "Target Company”)is RMB 10,000,000, of which Lei Haiyun contributed RMB 5,000,000, accounting for 50% of the total; On January 28, 2024, Lei Haiyun executed an Equity Interest Purchase Agreement with Wang Youdong in respect of sale of 50% equity interests in the Target Company (hereinafter referred to as the "Equity Interest Purchase Agreement"). Wang Youdong shall purchase the 50% equity interests in the Target Company according to the directions of Cheerbright. Pursuant to the provisions of the Equity Interest Purchase Agreement, Wang Youdong shall pay Lei Haiyun the equity interest sale price that has not been paid yet (the “Sale Price”). Lei Haiyun intends to offset the Sale Price against the debts owed by Lei Haiyun to Wang Youdong hereunder according to the following provisions; and
(4)
Any currency as referred to herein shall mean RMB, except as otherwise specified.

NOW THEREFORE, in accordance with applicable laws and regulations and through amicable consultation, the Parties hereby enter into this Agreement as below:

Clause 1 Transfer of Debts

1.1
Lei Haiyun agrees to transfer to Wang Youdong, and Wang Youdong agrees to accept, the debt of RMB 5,000,000 owed by Lei Haiyun to Cheerbright (the “Debt Transfer”).

After the consummation of the Debt Transfer, Lei Haiyun shall owe the debt of

RMB 5,000,000 to Wang Youdong.

1.2
Cheerbright acknowledges and agrees to the Debt Transfer.
1.3
After the consummation of the Debt Transfer, Lei Haiyun shall no longer owe any debt to Cheerbright; Wang Youdong shall owe the debt of RMB 5,000,000 in total to Cheerbright.

Clause 2 Transfer of Rights and Obligations

2.1
In addition to the Debt Transfer under Clause 1 hereof, Lei Haiyun agrees to transfer to Wang Youdong, and Wang Youdong agrees to accept, all rights and obligations of Lei Haiyun under the Loan Agreement.
2.2
Cheerbright acknowledges and agrees to the transfer of rights and obligations.
2.3
Cheerbright and Wang Youdong agree to enter into the Loan Agreement to agree on matters such as Cheerbright’s claims against Wang Youdong and relevant rights and obligations.

Clause 3 Offset of Debts

3.1
Pursuant to the provisions of the Equity Interest Purchase Agreement, Wang Youdong shall pay to Lei Haiyun the equity interest sale price of RMB 5,000,000. The Sale Price has not been paid.
3.2
It is acknowledged and agreed by Lei Haiyun that, the debts owed by Lei Haiyun to Wang Youdong shall be offset against the Sale Price payable by Wang Youdong to Lei Haiyun under the Equity Interest Purchase Agreement.
3.3
It is acknowledged by the Parties, the Sale Price under the Equity Interest Purchase Agreement shall be the amounts net of tax. Any taxes or levies (if any) imposed with respect to the Sale Price shall be borne by Cheerbright, instead of the sellers of the equity interests. Cheerbright shall be responsible for communicating with the competent taxation authorities and paying the relevant taxes as requested by taxation authorities, and shall assist the sellers of equity interests to obtain the receipts of tax payment.

Clause 4 Liabilities for Breach of Contract

If any party fails to perform or materially breaches any provision contained herein, he or she shall indemnify the non-breaching parties for any loss caused thereby, and, except as otherwise agreed in this Agreement, the non-breaching parties may terminate this Agreement and claim against the breaching party.

Clause 5 Dispute Resolution

This Agreement shall be governed by and construed in accordance with the applicable laws of the People's Republic of China.

Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through amicable consultation, failing which, a lawsuit may be brought with the competent court having jurisdiction.

Clause 6 Miscellaneous

6.1
This Agreement shall be executed in four originals, of which each party and the Target Company shall keep one respectively.
6.2
This Agreement shall become effective immediately after it is sealed (in case of a corporate body) or signed (in case of a natural person) by each party.

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(Signature Page of the Debt Transfer and Offset Agreement)

/s/ Beijing Cheerbright Technologies Co., Ltd.

Company Seal: Beijing Cheerbright Technologies Co., Ltd.

(Signature Page of the Debt Transfer and Offset Agreement)

/s/ Lei Haiyun

Lei Haiyun

(Signature Page of the Debt Transfer and Offset Agreement)

/s/ Wang Youdong

Wang Youdong